Artisan Partners Asset Management Inc. Reports November 2019 Assets Under Management
Milwaukee, WI - December 10, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of November 30, 2019 totaled $117.1 billion. Separate accounts1 accounted for $62.0 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $55.1 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of November 30, 2019 - ($ Millions)
Growth Team
Global Opportunities	$18,587
Global Discovery	783
U.S. Mid-Cap Growth	11,043
U.S. Small-Cap Growth	3,650
Global Equity Team
Global Equity	1,878
Non-U.S. Growth	23,277
Non-U.S. Small-Mid Growth	2,017
U.S. Value Team
Value Equity	2,928
U.S. Mid-Cap Value	4,319
International Value Team
Non-U.S. Value	20,960
Global Value Team
Global Value	18,933
Sustainable Emerging Markets Team
Sustainable Emerging Markets	219
Credit Team
High Income	3,666
Developing World Team
Developing World	3,086
Thematic Team
Thematic	1,166

Other Assets Under Management[2]	573
Total Firm Assets Under Management ("AUM")	$117,085

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.